Exhibit 99.2

Contacts:

Richard D. Katz, M.D.	Francesca T. Devellis
SVP, Finance and Corporate Development;	Senior Vice President
Chief Financial Officer	Feinstein Kean Healthcare
Icagen, Inc.	245 First Street; 14th Floor
Cambridge, MA 02142

(919) 941-5206	(617) 577-8110
rkatz@icagen.com	francesca.devellis@fkhealth.com

FOR IMMEDIATE RELEASE:

ICAGEN RECEIVES NOTIFICATION FROM MCNEIL OF TERMINATION OF COLLABORATION AGREEMENT

RESEARCH TRIANGLE PARK, NC, June 21, 2007 – Icagen, Inc. (NASDAQ: ICGN) announced today that it has received notification from McNeil Consumer & Specialty Pharmaceuticals (“McNeil”) of its termination of the collaboration agreement between Icagen and McNeil for the development of senicapoc as of September 18, 2007. As previously reported, a Phase III clinical trial to evaluate the ability of senicapoc to reduce crisis rate, the primary endpoint, in patients with sickle cell disease was terminated during the second quarter of 2007. The Company continues to plan to analyze final data from this trial when available later this year and consider future options for the development of senicapoc.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities, in some cases in collaboration with leading pharmaceutical companies, in a number of disease areas, including epilepsy; pain; inflammation; sickle cell disease; atrial fibrillation; dementia, including Alzheimer’s disease; and attention deficit / hyperactivity disorder.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on May 9, 2007. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s products will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s products, including senicapoc, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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